Exhibit 99.1

PRESS RELEASE

October 19, 2007

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams/Chief Financial Officer
(252) 925-5525
(252) 925-8491 facsimile
Gary.Adams@ecbbancorp.com

FOR IMMEDIATE RELEASE

ECB Bancorp, Inc. Reports 2007 Third Quarter Financial Results

ENGELHARD, N.C.-ECB Bancorp, Inc. (NASDAQ:ECBE) (“ECB” or the “Company”) today announced its results for the three and nine months ended September 30, 2007.

2007 Third Quarter Financial Highlights

For the three months ended September 30, 2007, net income was $1,335,000 or $.0.46 per diluted share which compares to net income for the three months ended September 30, 2006 of $1,695,000 or $0.58 per diluted share.

For the nine months ended September 30, 2007, net income was $3,544,000 or $1.22 per diluted share which compares to net income for the nine months ended September 30, 2006 of $4,208,000 or $1.58 per diluted share.

Other Financial Highlights include:

•	Consolidated assets increased 5.03% to $629,679,000 at September 30, 2007 from $599,534,000 at September 30, 2006.

•	Loans increased 4.11% to $440,340,000 at September 30, 2007 from $422,975,000 at September 30, 2006.

•	Deposits increased 11.2% to $527,368,000 at September 30, 2007 from $474,232,000 at September 30, 2006.

-MORE-

•

Net interest income decreased 1.9% to $ 15,239,000 in the first nine months of 2007 from the year ago period. For the 2007 third quarter, net interest income decreased 1.6% to $5,320,000 compared to the third quarter of 2006.

•

Non-interest income increased 5.00% to $4,848,000 in the first nine months in 2007 from the year ago period. For the 2007 third quarter, non-interest income decreased 9.8% to $1,582,000 from the 2006 third quarter.

•	Declared quarterly dividend of $0.175 per share, or $0.70 per share on an annualized basis, representing a 2.9% increase over our 2006 annualized dividend.

The Company successfully sold an additional 862,500 shares of common equity in late March 2006 for $26.5 million to support ECB’s various strategic initiatives for expansion and growth over the next several years. The full impact of the sale of those shares on the Company’s earnings per share (basic and diluted) and ROAE results are realized in the 2007 third quarter and nine months financial results.

Arthur H. Keeney III, President and CEO stated: “Our report to you this quarter reminds me of an old Herman’s Hermits tune called “I’m Henry the VIII, I am”. The line that comes to mind is: “Second verse, same as the first”! In other words, there is not much new information to add to what we have previously mentioned as it now seems to be a waiting game for this cautionary economy to turn around. Meanwhile, ECB’s asset quality by any statistical measurement continues to remain above average relative to our peer group; capital levels also remain above average; loan demand in general remains sluggish and will take somewhat longer to normalize than we have previously estimated, although business loan demand in several markets recently seems to be improving slightly; and margins continue under pressure, although we should see some relief going forward on the pricing of deposits given the Federal Reserve’s 50 basis points Fed funds reduction during the quarter. It is encouraging to note that our net interest margin, after three consecutive quarters of decline, improved 14 basis points to 3.83% during the third quarter compared to 3.69% for the second quarter of 2007.

“Meanwhile, our three new branches in Greenville (Pitt County), Winterville (Pitt County) and Ocean Isle Beach (Brunswick County) have gotten off to a good start and have already generated an encouraging amount of deposits. Loan volume is coming along, albeit more slowly than we had forecast. We believe that ECB’s increased level of expenses associated with this branch expansion will begin to be offset in the near future as revenue grows. Although economic conditions are currently soft, it is our intent to continue to selectively expand our branch network in order to increase market share in the highly desirable coastal North Carolina market.

As a result of a variety of factors, including the broad brush of commotion and concern in the sub-prime mortgage market regarding residential mortgage credit and the softness of the economy resulting in a slowdown of financial performance, bank stocks continued to be under pressure during the third quarter and underperformed the market. ECB’s stock was no exception.

As a result, the Company recently announced that our Board of Directors had authorized the repurchase of up to 5% (146,000 shares) of the Company’s outstanding common stock. In addition to our continued targeted expansion plans for future growth and profitability, we feel the stock repurchase authorization will allow us to manage our capital and is in the best interest of our stockholders.”

-MORE-

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 23 offices covering eastern NC from Currituck to Ocean Isle Beach and Greenville to Hatteras. ECB also provides mortgages, insurance services through the Bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of the Company’s management about future events.

Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, actions of government regulators, the level of market interest rates, weather and similar conditions, particularly the effect of hurricanes on the Company’s banking and operations facilities and on the Company’s customers and the communities in which it does business, changes in general economic conditions and the real estate values in our banking market (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral). Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. All forward-looking statements attributable to the Company are expressly qualified in their entirety by the cautionary statements in this paragraph. The Company has no obligations, and does not intend, to update these forward-looking statements.

-MORE-

ECB BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

September 30, 2007, December 31, 2006 and September 30, 2006

(Dollars in thousands, except per share data)

	September 30, 2007	December 31, 2006*	September 30, 2006
	(unaudited)		(unaudited)
Assets
Non-interest bearing deposits and cash	$19,900	$15,591	$15,053
Interest bearing deposits	876	891	878
Overnight investments	525	23,575	6,775

Total cash and cash equivalents	21,301	40,057	22,706

Investment securities
Available-for-sale, at market value (cost of $126,491, $128,005 and $116,678 at September 30, 2007, December 31, 2006, and September 30, 2006, respectively)	124,581	125,860	114,449

Loans	440,340	417,943	422,975
Allowance for loan losses	(4,351)	(4,725)	(4,858)

Loans, net	435,989	413,218	418,117

Real estate & repossessions acquired in settlement of loans, net	82	240	315
Federal Home Loan Bank common stock, at cost	1,775	1,229	2,354
Bank premises and equipment, net	24,693	23,042	21,181
Accrued interest receivable	5,020	4,619	4,524
Bank owned life insurance	7,958	7,741	7,663
Other assets	8,280	8,064	8,225
Total	$629,679	$624,070	$599,534

Liabilities and Shareholders’ Equity
Deposits
Demand, noninterest bearing	$105,547	$96,890	$99,100
Demand, interest bearing	97,211	94,569	87,738
Savings	18,187	19,809	21,400
Time	306,423	300,981	265,994

Total deposits	527,368	512,249	474,232

Accrued interest payable	2,877	2,363	2,240
Short-term borrowings	29,128	31,105	46,184
Long-term obligations	—	10,310	10,310
Other liabilities	4,967	5,250	4,795

Total liabilities	564,340	561,277	537,761

Shareholders’ equity
Common stock, par value $3.50 per share; authorized 10,000,000 shares; issued and outstanding 2,921,992 at September 30, 2007 and 2,902,242 at December 31, 2006 and September 30, 2006	10,188	10,119	10,119
Capital surplus	27,004	26,680	26,572
Retained earnings	29,342	27,333	26,453
Accumulated other comprehensive loss	(1,195)	(1,339)	(1,371)

Total shareholders’ equity	65,339	62,793	61,773

Total	$629,679	$624,070	$599,534

*	Derived from audited consolidated financial statements.

ECB BANCORP, INC. AND SUBSIDIARY

Consolidated Income Statements

For three and nine months ended September 30, 2007 and 2006

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$8,651	$8,176	$25,103	$22,923
Interest on investment securities:
Interest exempt from federal income taxes	302	263	907	795
Taxable interest income	1,091	855	3,300	2,505
Dividend income	17	—	27	—
FHLB stock dividends	24	24	61	100
Other Interest	125	49	499	270

Total interest income	10,210	9,367	29,897	26,593

Interest expense:
Deposits:
Demand accounts	527	357	1,363	901
Savings	23	27	71	83
Time	3,873	2,971	11,374	8,397
Short-term borrowings	467	161	1,850	377
Long-term obligations	—	446	—	1,301

Total interest expense	4,890	3,962	14,658	11,059

Net interest income	5,320	5,405	15,239	15,534
Provision for loan losses	—	50	(99)	450

Net interest income after provision for loan losses	5,320	5,355	15,338	15,084

Noninterest income:
Service charges on deposit accounts	736	656	2,270	2,269
Other service charges and fees	445	505	1,174	1,108
Mortgage origination brokerage fees	243	264	804	704
Income from bank owned life insurance	72	70	217	227
Income from investments in SBIC’s	—	235	—	235
Recapture of reserve for unfunded loans	—	—	240	—
Other operating income	86	23	143	74

Total noninterest income	1,582	1,753	4,848	4,617

Noninterest expenses:
Salaries	2,221	1,901	6,267	5,519
Retirement and other employee benefits	709	681	2,102	2,013
Occupancy	483	408	1,345	1,218
Equipment	411	424	1,458	1,292
Professional fees	53	78	527	157
Supplies	116	78	314	236
Telephone	146	133	415	370
Other operating expenses	1,146	888	3,059	2,694

Total noninterest expenses	5,285	4,591	15,487	13,499

Income before income taxes	1,617	2,517	4,699	6,202
Income taxes	282	822	1,155	1,994

Net Income	$1,335	$1,695	$3,544	$4,208

Net income per share - basic	$0.46	$0.59	$1.22	$1.60

Net income per share - diluted	$0.46	$0.58	$1.22	$1.58

Weighted average shares outstanding - basic	2,912,779	2,886,440	2,906,610	2,638,050

Weighted average shares outstanding - diluted	2,918,690	2,910,721	2,912,313	2,663,337

ECB Bancorp, Inc.

Supplemental Quarterly Financial Data (Unaudited)

(Dollars in thousands, except per share data)

	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/30/2006
Income Statement Data:
Interest income	$10,210	$9,871	$9,816	$9,993	$9,367
Interest expense	4,890	4,905	4863	4,830	3,962

Net interest income	5,320	4,966	4,953	5,163	5,405
Provision for loan losses	—	(489)	390	(99)	50
Net after provision expense	5,320	5,455	4,563	5,262	5,355
Noninterest income	1,582	1,585	1,681	1,566	1,753
Noninterest expense	5,285	5,241	4,961	5,038	4,591
Income before income taxes	1,617	1,799	1,283	1,790	2,517
Income taxes	282	542	331	416	822

Net income	$1,335	$1,257	$952	$1,374	$1,695

Per Share Data and Shares Outstanding:
Net income – basic	$0.46	$0.43	$0.33	$0.48	$0.59
Net income – diluted	0.46	0.43	0.33	0.47	0.58
Cash dividends	0.175	0.175	0.175	0.170	0.170
Book value at period end	22.36	21.71	21.84	21.64	21.28
Dividend payout ratio	38.04%	40.70%	53.03%	35.42%	28.81%
Weighted-average number of common shares outstanding:
Basic	2,912,779	2,912,889	2,894,067	2,886,459	2,886,440
Diluted	2,918,690	2,922,143	2,911,899	2,910,743	2,910,721
Shares outstanding at period end	2,921,992	2,921,992	2,921,992	2,902,242	2,902,242

Balance Sheet data:
Total assets	$629,679	$629,573	$616,042	$624,070	$599,534
Loans - gross	440,340	436,610	418,308	417,943	422,975
Allowance for loan losses	4,351	4,475	5,103	4,725	4,858
Investment securities	124,581	125,413	129,424	125,860	114,449
Interest earning assets	568,097	570,164	559,697	569,498	547,431
Premises and equipment, net	24,693	24,594	24,249	23,042	21,181
Total deposits	527,368	518,285	502,980	512,249	474,232
Short-term borrowings	29,128	40,825	41,588	31,105	46,184
Long-term obligations	—	—	—	10,310	10,310
Shareholders’ equity	65,339	63,436	63,821	62,793	61,773

Selected Performance Ratios: (annualized):
Return on average assets	0.85%	0.82%	0.62%	0.89%	1.16%
Return on average shareholders’ equity	8.30%	7.89%	6.00%	8.83%	11.16%
Net interest margin	3.83%	3.69%	3.71%	3.77%	4.21%
Efficiency ratio	74.06%	77.23%	74.85%	72.81%	62.64%

Asset Quality Ratios:
Nonperforming loans to period-end loans	0.06%	0.30%	0.04%	0.04%	0.04%
Allowance for loan losses to period-end loans	0.99%	1.02%	1.22%	1.13%	1.15%
Allowance for loan losses to nonperforming loans	1,738%	341%	3,074%	2,568%	2,570%
Net charge-offs to average loans (annualized)	0.11%	0.13%	0.01%	(0.03)%	(0.05)%

Capital Ratios:
Equity-to-assets ratio	10.38%	10.08%	10.36%	10.06%	10.30%
Leverage Capital ratio	10.61%	10.68%	10.52%	12.05%	12.66%
Tier 1 Capital ratio	12.84%	12.80%	13.03%	15.08%	14.94%
Total Capital ratio	13.68%	13.67%	14.05%	16.04%	15.94%

# # #